Exhibit 99.1


For Immediate Release

          Kroll Inc. Reports Record Sales for the Third Quarter of 2003

NEW YORK, October 30, 2003 -Kroll Inc. (NASDAQ: KROL), the global risk consulting company, today announced financial results for the third quarter of 2003. Net sales were a record $126.0 million. Income from continuing operations was $12.3 million, or $0.29 per diluted share, before a previously announced pre-tax restructuring charge of $5.4 million. Including the restructuring charge, income from continuing operations was $9.0 million, or $0.21 per diluted share.

Third Quarter 2003 Results
--------------------------

Net sales for the third quarter of 2003 rose to $126.0 million, a 61.3 percent increase over $78.1 million in the same quarter last year and up from $111.4 million in the second quarter. Organic revenues, excluding Factual Data and success fees, grew on a sequential basis by approximately 13 percent.

In the third quarter of 2003, income from continuing operations increased 66.5 percent to $9.0 million, or $0.21 per diluted share, from $5.4 million, or $0.17 per diluted share, for the third quarter of 2002. Excluding the impact of the $5.4 million pre-tax restructuring charge, income from continuing operations for the third quarter of 2003 increased 127.6 percent to $12.3 million, or $0.29 per diluted share.

Net income in the third quarter of 2003, after accounting for the discontinuation of InPhoto, was $8.7 million, or $0.20 per diluted share, compared to net income of $5.4 million, or $0.17 per diluted share, in the third quarter of 2002.

During the third quarter of 2003, Kroll received $1.35 million in success fees and recorded an additional $1.2 million for amortization of intangibles associated with the acquisition of Zolfo Cooper.

Kroll generated cash from operations in the third quarter of 2003 of approximately $26.4 million. At September 30, 2003, Kroll had $45.3 million in cash and cash equivalents.

Nine Months 2003 Results
------------------------

For the nine months ended September 30, 2003, net sales increased 79.0 percent to $340.9 million from $190.5 million for the nine months ended September 30, 2002.

Income from continuing operations for the nine months of 2003 was $33.3 million, or $0.80 per diluted share, compared to income from continuing operations of $11.3 million, or $0.41 per diluted share, for the first nine months of 2002. Excluding the impact of the restructuring charge, income from continuing operations would have been $36.6 million, or $0.88 per diluted share, an increase of 224.8 percent.

Net income for the first nine months of 2003, after accounting for the discontinuation of InPhoto, was $24.9 million, or $0.60 per diluted share, compared to net income of $11.3 million, or $0.41 per diluted share, for the same period in 2002.

"We are pleased with our quarter and year-to-date operating results," said Michael Cherkasky, president and chief executive officer, of Kroll Inc. "Our strong organic growth is driven by our premier market position and our continuing success in cross-selling across platforms. The balanced contribution across our business segments in the quarter is an indication of how our business can successfully perform in changing business environments.

"We continue to see strong performance in our Technology Services and Consulting Services businesses. We are encouraged by the improvement in our Background Screening Group and the international strength of our Corporate Advisory & Restructuring Group, and we are excited by the winning of significant government contracts."

Business Outlook
----------------

Kroll expects to post record EPS for fiscal 2003 of $1.15 before the $5.4 million pre-tax restructuring charge taken in the third quarter. Kroll forecasts 2004 EPS to be between $1.46 and $1.50, with overall growth in EPS in 2004 of approximately 27 percent to 30 percent over $1.15.

Kroll will provide detailed guidance for 2004, by business segment, at its annual investor and analyst day on December 10, 2003.

Conference Call
---------------

Concurrent with this announcement, Kroll will hold a conference call to discuss its third quarter 2003 performance. The conference call will take place Thursday, October 30, at 9:00 a.m. (EST). To access the call, dial 800-599-9795 (for domestic callers), or 617-786-2905 (for international callers), and enter passcode 83713564. Please call 10-15 minutes in advance. Remote live access to the event is also available at www.krollworldwide.com through a link on the Investor Relations page. A replay of the call will be available from October 30th at 12:00 p.m. until 12:00 a.m. on November 6th. The replay can be accessed at www.krollworldwide.com or by calling 888-286-8010 (for domestic) or 617-801-6888 (for international) and entering the passcode 30796425.

About the Company:
------------------

Kroll Inc. (NASDAQ: KROL), the world's leading independent risk consulting company, provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Headquartered in New York with more than 60 offices on six continents, Kroll has a multidisciplinary corps of more than 2,300 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies and individuals. Kroll has five core business groups: (1) Background Screening, which provides employee and vendor background investigations, credit screening, substance abuse testing, and identity fraud solutions; (2) Consulting Services, which provides investigations, intelligence, forensic accounting, litigation consulting and valuation services; (3) Corporate Advisory & Restructuring, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services; (4) Technology Services, which provides data recovery, electronic discovery and computer forensics services and software; and (5) Security Services, which provides security engineering and consulting, crisis and emergency management, and protective services and training. For more information, please visit:

www.krollworldwide.com.
-----------------------

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the demand for, or in the mix of, the Company's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which the Company operates; the Company's ability to implement its internal growth strategy and to integrate and manage successfully any business the Company acquires or achieve planned synergies in connection with any acquisition; and other factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2002.

                                -Table follows -



Contact:    Philip J. Denning
            Manager, Investor Relations
            212 833-3469


                                       Kroll Inc.
----------------------------------------------------------------------------------------------------------------
                                                                Three Months Ended          Nine Months Ended
(in thousands, except per share data)                             September 30,               September 30,
                                                             -----------------------     -----------------------

                                                                2003         2002          2003           2002
                                                             ---------     ---------     ---------     ---------
NET SALES
Corporate advisory & restructuring                           $  35,381     $  18,420     $ 119,223     $  38,583
Consulting services                                             34,159        26,002        95,416        77,692
Technology services                                             24,192        15,992        59,084        20,899
Background screening                                            23,835        11,428        47,246        32,784
Security services                                                8,393         6,235        19,921        20,501
                                                             ---------     ---------     ---------     ---------
                                                               125,960        78,077       340,890       190,459
COST OF SALES
Corporate advisory & restructuring                              17,927         7,459        48,697        16,151
Consulting services                                             18,215        15,635        52,726        45,983
Technology services                                              5,947         5,039        14,930         6,826
Background screening                                            11,836         5,720        24,474        16,569
Security services                                                6,222         3,684        14,259        13,070
                                                             ---------     ---------     ---------     ---------
                                                                60,147        37,537       155,086        98,599
GROSS PROFIT
Corporate advisory & restructuring                              17,454        10,961        70,526        22,432
Consulting services                                             15,944        10,367        42,690        31,709
Technology services                                             18,245        10,953        44,154        14,073
Background screening                                            11,999         5,708        22,772        16,215
Security services                                                2,171         2,551         5,662         7,431
                                                             ---------     ---------     ---------     ---------
                                                                65,813        40,540       185,804        91,860
OPERATING EXPENSES
Selling and marketing                                           11,971         8,588        30,949        17,990
General and administrative                                      26,034        19,281        77,433        49,734
Research and development                                         3,120         2,821         9,170         3,272
Amortization of other intangible assets                          3,398           818         5,856         1,339
Restructuring charge                                             5,381          --           5,381          --
                                                             ---------     ---------     ---------     ---------
                                                                49,904        31,508       128,789        72,335

                                                             ---------     ---------     ---------     ---------
    Operating income                                            15,909         9,032        57,015        19,525

OTHER INCOME (EXPENSE):
    Interest expense, net                                       (1,103)       (1,162)       (2,725)       (3,006)
    Other, net                                                      91          (511)           54          (426)
                                                             ---------     ---------     ---------     ---------

    Income before provision for income taxes                    14,897         7,359        54,344        16,093
Provision for income taxes                                       5,885         1,945        21,073         4,829
                                                             ---------     ---------     ---------     ---------

    Income from continuing operations                            9,012         5,414        33,271        11,264

Discontinued Operations:
Income from discontinued security products
  and services group, net of taxes                                --            --            --              70
Loss from discontinued video surveillance
  subsidiary, net of taxes                                        (310)          (37)       (8,327)          (35)
                                                             ---------     ---------     ---------     ---------
    Income (loss) from discontinued operations                    (310)          (37)       (8,327)           35

                                                             ---------     ---------     ---------     ---------
       Net income                                            $   8,702     $   5,377     $  24,944     $  11,299
                                                             =========     =========     =========     =========

Diluted income per share from continuing operations          $    0.21     $    0.17     $    0.80     $    0.41
                                                             =========     =========     =========     =========
Diluted loss per share from discontinued operations          $   (0.01)    $   (0.00)    $   (0.20)    $    0.00
                                                             =========     =========     =========     =========
Diluted net income per share                                 $    0.20     $    0.17     $    0.60     $    0.41
                                                             =========     =========     =========     =========

Diluted weighted average common shares outstanding              42,984        32,454        41,803        27,423
                                                             =========     =========     =========     =========